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                                                                     EXHIBIT 4.2


                           T. ROWE PRICE TRUST COMPANY

                         QUALIFIED PLAN TRUST AGREEMENT

      This TRUST AGREEMENT is made this 26 day of August, 1998, by and between BECKMAN COULTER, INC., hereinafter referred to as the "EMPLOYER," and T. ROWE PRICE TRUST COMPANY, a Maryland limited trust company, hereinafter referred to as the "TRUSTEE."

                                   WITNESSETH


      WHEREAS, the Employer has adopted the BECKMAN COULTER, INC. SAVINGS PLAN, a defined contribution plan intended to be a qualified plan under Section 401(a) of the Internal Revenue Code ("CODE"), which plan is hereinafter referred to as the "PLAN," for the benefit of all those individuals eligible to participate under the Plan terms (including beneficiaries and alternate payees), hereinafter referred to individually as "PARTICIPANT" and collectively as "PARTICIPANTS;" and

      WHEREAS, the Plan provides that the assets thereof be held, in trust, by a trustee, subject to the provisions of a trust agreement to be entered into between the Employer and a trustee or trustees;

      NOW THEREFORE, the Employer and the Trustee agree as follows:

                             ARTICLE I - TRUST FUND

1.1 Trust. The Employer hereby establishes with the Trustee, a trust account or accounts ("ACCOUNTS") consisting of such sums of U.S. currency and such other property acceptable to the Trustee as shall from time to time be contributed to, paid or delivered to the Trustee pursuant to this Trust Agreement at the address specified by the Trustee. All such money and property, all investments and reinvestments made therewith and proceeds thereof, less any payments or distributions made by the Trustee pursuant to the terms of this Trust Agreement are referred to herein as the "TRUST." The Trust shall be held by the Trustee in accordance with the express provisions of this instrument and the requirements of law. As provided for in Section 403(b) of the Employee Retirement Income Security Act of 1974 ("ERISA"), this Trust Agreement excludes any Plan assets held by any insurance company. The Trust is a continuation of the trust previously established under the Plan. The Trustee is the successor to the previous trustee.

1.2 Custody of Trust Assets. The Trustee is authorized to: (a) hold property hereunder in bearer form or in its own name or the name of its nominee; (b) combine certificates representing investments of the Trust with certificates of the same issue held by the Trustee or other fiduciaries; (c) hold securities in definitive form on a segregated or nonsegregated basis or with a correspondent bank or depository (or nominee of such bank or depository); and (d) hold obligations of the United States Government and agencies thereof on a book entry basis at the appropriate Federal Reserve bank, but the books and records of the Trustee shall, at all times, show that all such property and securities are held in trust. The Trustee shall not hold any property or securities hereunder in the same account as any individual property of the Trustee. The Trustee is also authorized to appoint a subcustodian to perform any of the above functions; provided, however, that the Trustee shall not serve as custodian or appoint a custodian for any plan assets,


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as defined in ERISA and the regulations issued thereunder, where such assets are managed by an Investment Manager.

1.3 Limitations of Trustee's Duties. With respect to its duties hereunder, the Trustee is a nondiscretionary trustee and shall have no duty to: (a) determine or enforce payment of any contribution due under the Plan; (b) inquire into the accuracy of any contribution; (c) determine the adequacy of the funding policy adopted by the Employer to meet its obligations under the Plan; (d) look into the propriety of any investment or distribution made under the Plan; or (e) ensure the qualification of the Plan under the Code. The Trustee shall not be deemed to be the administrator or the sponsor of the Plan as defined in Sections 3(16)(A) or 3(16)(B) respectively, of ERISA.

                              ARTICLE II - ACCOUNTS


2.1 Establishing Accounts. The Trustee shall open and maintain an Account for the Plan. Upon receipt of written instructions from the Employer, T. Rowe Price Retirement Plan Services ("RPS") also shall open and maintain such Participant subaccounts ("SUBACCOUNTS") as the Employer or the Plan Committee ("COMMITTEE") may direct. The Employer or the Committee shall give written instructions to the Trustee specifying the Participants' Subaccounts to which contributions and forfeitures are to be credited, and the amounts of such contributions and forfeitures which are to be credited to such Accounts and subaccounts.

2.2 Charges Against the Trust. Upon receipt of written instructions from the Employer or the Committee, the Trustee shall charge the appropriate Account or Subaccount of the Trust for any withdrawals or distributions made under the Plan, for any forfeiture which may be required under the Plan of unvested interests attributable to Employer contributions and for any fees which may be charged against the Trust assets. Excluding those fees set forth in this Trust Agreement and the Plan's Recordkeeping Agreement, the Employer or the Committee shall follow the procedures in Exhibit A with respect to expenses to be charged to the Trust.

2.3 Custody of Participant Loan Documents. The Trustee shall retain custody of original executed documents evidencing loans to Participants made after September 1, 1998. The prior trustee shall provide the Trustee with documentation evidencing currently outstanding loans which loan documents were executed prior to September 1, 1998. The Trustee shall retain custody only for those loan documents which have been provided to the Trustee by the prior trustee. The Employer or the prior trustee shall provide the Trustee with a list of all outstanding loans made to Participants prior to September 1, 1998.

                    ARTICLE III - INVESTMENT OF TRUST ASSETS


3.1 Investment of Trust Assets. The Trustee shall not have any discretion, and is specifically prohibited from having or exercising any discretion, with respect to the investment of Trust assets. Except as provided in Section 3.5 (Participant Directed Investments) hereof, the Committee shall be the "named fiduciary" and shall be solely responsible for giving the Trustee directions as to the investment and disposition of the Trust assets, including, but not limited to guaranteed investment contracts, bank investment contracts, synthetic investment contracts, certificates of deposit and insurance company annuity contracts. The Trustee, unless it has knowledge that an investment direction constitutes a violation of ERISA or any other applicable law, shall be entitled to rely on such direction, and the Trustee shall not


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review any securities or other assets or make suggestions with respect to the investment, reinvestment, retention or disposition of any Trust assets. The Trustee shall invest and reinvest the Trust's assets only as directed and free from any limitations imposed by state law on investments of trust funds and without distinction between income and principal in any property, including, but not limited to, common and preferred stocks, governmental obligations, equipment trust certificates, participation certificates, investment companies or trusts (including any investment company or trust which has an investment management or other agreement with an affiliate of the Trustee), collateral trust notes, savings and time deposits, commercial paper (including participation in variable amount notes), leasebacks, mortgages and other interests in realty, corporate bonds, debentures, notes and other evidences of indebtedness, secured or unsecured, non-income producing securities or property, options and participation in any group or common trust funds, including any such funds held or maintained by the Trustee or an affiliate of the Trustee, for commingling assets of participating trusts and exempt from Federal income tax, including but not limited to, any group or common trust fund which is qualified under the provisions of Section 401(a) of the Code or any successor provisions thereto (the instrument of trust creating any such qualified group or common trust fund, to the extent of the Trust's equitable share thereof, being adopted hereby).

3.2 Investment and Insurance Contracts. In the event that the Trust holds assets consisting of investment or insurance contracts selected by the Committee or its designee other than T. Rowe Price Stable Asset Management ("CONTRACTS"), the Trustee shall not be liable for the refusal or inability of any insurance company or financial institution to issue, change, pay proceeds or made payments due under any Contract; for the form, terms, genuineness, validity or sufficiency of any Contract; or for any delay in payment or proceeds due under any Contract. The Trustee shall not be responsible for evaluating or monitoring the financial condition or status of any financial institution or insurance company issuing any such Contract which the Committee directs the Trustee to hold or to purchase with assets of the Trust.

3.3 Plan Loans. At the direction of the Committee, the Trustee shall invest assets of the Trust in loans to Participants in accordance with procedures established by the Committee. The Trustee shall accept as collateral for each Participant loan only the appropriate amount of the Participant's Subaccount designated by the Plan document or established policies. No asset, other than the Participant's Subaccount, can be pledged as collateral for any such loan. The Trustee shall process all loan repayments and distributions of loans in accordance with the directions of the Committee.

The Committee hereby directs the Trustee to make loans to Plan Participants from Plan Subaccounts upon telephone requests by Plan Participants, without requiring any written authorization agreement or any other writing from Plan Participants and with written procedures established by RPS and the Committee. The Trustee makes no representations or warranties with respect to the legality of the method of effecting such loans under any federal, state or local law or regulation. Neither RPS nor the Trustee shall have a responsibility to inform Participants as to any tax consequences of such loans. The Employer shall indemnify and hold harmless the Trustee (including its affiliates, employees representatives and agents) from and against any penalty, liability, reasonable cost or other expense, including but not limited to, the payment of attorney's fees, which the Trustee may incur in connection with making such loans.

3.4 Written Instruction.Any action of the Employer or the Committee pursuant to any provisions of this Trust Agreement shall be in writing, from the Employer or the Committee, and the Trustee shall be fully protected in relying upon such written notification as actions of the Employer or the Committee. Written instructions shall include the electronic transmission of information or data as mutually agreed upon by the Trustee and the Employer. The term "EMPLOYER," as used throughout this Trust Agreement


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includes any duly-authorized designee of the Employer, such as a Plan
Administrator, or any individual having apparent authority as such. If written instructions are not received by the Trustee, or if such instructions are received but are deemed by the Trustee to be unclear, the Trustee will notify the Employer or the Committee as soon as practicable and until otherwise instructed by the Employer or the Committee, the Trustee may elect to hold all or part of any such contribution in cash, without liability for rising security prices or distributions made, pending receipt by it from the Employer or the Committee of written instructions or other clarification. If any contributions received by the Trustee from the Employer are less than any minimum which a directed investment requires, the Trustee shall promptly notify the Employer of same and may hold the specified portion of such contributions in cash, without interest, until such time as the proper amount has been contributed so that the directed investment may be made. The Trustee shall receive all directions or instructions in writing provided that the Trustee may accept oral directions for purchases or sales from the Employer, the Committee or Participant with subsequent written confirmation.

3.5 Participant Directed Investments. When so instructed by the Committee, the Trustee shall invest all or any portion of Participant Subaccounts as directed by said Participant. Such directed investments shall be accounted for separately for each Participant by RPS. The Committee or its designee shall have the duty to select and monitor all investment options made available to Participants under the Plan. The Committee shall ensure that all Participants who are entitled to direct the investment of assets in their Subaccounts previously received or receive a copy of all material describing such investment options that is required by law. Delivery of investment directions by the Committee in accordance with the instructions of a Participant or by the Participant directly to the Trustee shall entitle the Trustee to assume that the Participant has received all such descriptive material. Each Participant who directs the investment of his Subaccounts shall be solely and absolutely responsible for the investment, or reinvestment of any such directed Plan investment held on his behalf in the Trust, and, except as otherwise provided herein, the Trustee shall not question any such direction, review any securities or other such assets, or make suggestions with respect to the investment, reinvestment, retention or disposition of any such assets. The Trustee shall not have any liability or responsibility for diversification of such assets, for any loss to or depreciation of such assets because of the purchase, retention or sale of assets in accordance with a Participant's direction, and the Participant shall have sole responsibility for the overall diversification, liquidity and prudence of the investments of his Subaccounts. If a Participant fails to explicitly direct the investments of his Subaccounts, the Trustee shall invest such Participant Subaccounts in accordance with procedures established by the Committee for determining the investment(s) which a Participant is deemed to have elected under such circumstances.

3.6 Committee Directed Investments. The Committee, by written direction to the Trustee, is authorized to designated all or a portion of the Trust assets of which the Committee will direct investments, and the Trustee may segregate such assets into one or more separate Accounts or administer the Trust as one Account. In the event the Committee shall employ or appoint an investment manager ("INVESTMENT MANAGER") to direct the Trustee with respect to all or a portion of the Trust, the Committee will notify the Trustee in writing of the appointment of an Investment Manager, including its name and address. Whether or not the Trust is segregated into separate Accounts, the Trustee shall invest such portion of the Trust as directed by the Committee or its duly-appointed Investment Manager only to the extent that such instruction is consistent with ERISA and any other applicable legal authority. The Trustee shall have no duty to question any action or direction of the Committee or Investment Manager or any failure of the Committee or Investment Manager to give directions, or to review the securities or other investments which are held pursuant to the Committee's or Investment Manager's directions, or to make suggestions to the Committee or Investment Manager as to the investment, reinvestment, retention or disposition of any such


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assets. The Trustee shall not have any liability or responsibility for diversification of such assets, or for any loss to or the depreciation of such assets because of the purchase, retention or sale of assets in accordance with the Committee's or Investment Manager's direction. The Committee shall have responsibility for the overall diversification of the Trust, subject to investment decisions made by Participants.

3.7 Trustee's Liability with Respect to Directed Accounts. The Trustee shall not be liable for, and the Employer will indemnify and hold harmless the Trustee (including its employees, affiliates, representatives and agents) from and against, any liability or expense (including counsel fees) because of: (a) any investment action taken or omitted by the Trustee in accordance with any direction of the Employer, the Committee, an Investment Manager or a Participant; or (b) any investment inaction in the absence of investment directions from the Employer, the Committee, an Investment Manager or a Participant; or (c) any investment action taken by the Trustee pursuant to an order to purchase or sell securities placed by the Employer, Committee, an Investment Manager or a Participant directly with a broker, dealer or issuer.

3.8 Limitations on Investments. Notwithstanding any other provision of this Trust Agreement to the contrary:

      (a) The Trustee may establish such reasonable rules and regulations, applied on a uniform basis to all Participants, with respect to the requirements for, and the form and manner of, effecting any transaction with respect to Participant directed investments as the Trustee shall determine to be consistent with the purposes of the Plan. Any such rules and regulations shall be binding upon all persons interested in the Trust.

      (b) In no event shall the Trustee engage in any transactions that would be prohibited under ERISA.

3.9 "Knowledge" of Trustee. It is understood that although, when the Trustee is subject to the direction of the Employer or the Committee, an Investment Manager or a Participant, the Trustee will perform certain ministerial duties ("MINISTERIAL DUTIES") with respect to the portion of the Trust subject to such direction, such duties do not involve the exercise of any discretionary authority to manage or control Trust assets. Such Ministerial Duties will be performed in the normal course of business by employees of the Trustee, its affiliates or agents who may be unfamiliar with investment management. It is agreed that the Trustee is not undertaking any duty or obligation, express or implied, to review, and will not be deemed to have any knowledge of or responsibility with respect to, any transaction involving the investment of the Trust as a result of the performance of these Ministerial Duties. Therefore, in the event that "knowledge" of the Trustee shall be a prerequisite to imposing a duty upon or determining liability of the Trustee under the Plan, this Trust Agreement or any law regulating the conduct of directed trustees with respect to the investment of trust assets, as a result of any act or omission of the Employer, the Committee, or any Participant, or as the result of any transaction engaged in by any of them, then the receipt and processing of investment orders and other documents relating to Trust assets by an employee of the Trustee or its affiliates or agents engaged in the performance of purely Ministerial Duties shall not constitute "knowledge" of the Trustee.


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                       ARTICLE IV - DUTIES OF THE TRUSTEE


4.1 Duties of the Trustee. The Trustee is authorized and empowered with respect to the Trust:

      (a) To make, execute, acknowledge and deliver any and all documents of transfer and conveyance and any and all other instruments that may be necessary or appropriate to carry out the powers herein granted.

      (b) To register any investment held in the Trust in the name of the Trustee or in the name of a nominee, and to hold any investment in bearer form, but the books and records of the Trustee shall at all times show that all such investments are part of the Trust.

      (c) To employ suitable agents and counsel (who may also be agents and/or counsel for the Employer) and to pay their reasonable expenses and compensation out of the Trust.

      (d) Solely at the written direction of the Employer or Committee, to borrow or raise monies for the purpose of the Trust from any source and, for any sum borrowed, to issue its promissory note as Trustee and to secure the repayment thereof by pledging all or any part of the Trust, but nothing contained herein shall obligate the Trustee to render itself liable individually for the amount of any such borrowing; and no person loaning money to the Trustee shall be bound to see the application of money loaned or to inquire into the validity or propriety of any such borrowing.

      (e) The Trustee shall use its best efforts to trade Qualifying Employer Securities as soon as an order is received and processed by RPS. Trade delays may occur, however, due to stock market constraints or the liquidity of the Qualifying Employer Security.

      Each and all of the foregoing powers may be exercised without a court order or approval. No one dealing with the Trustee need inquire concerning the validity or propriety of anything that is done or need see the application of any money paid or property transferred to or upon the order of the Trustee.

4.2 Valuation of Trust. The Trustee, as of the valuation date, and at such other time or times as is necessary, shall determine the net worth of the assets of the Trust. The Trustee may adopt such methods of valuation as it deems advisable. Notwithstanding the foregoing, the Trustee shall not be responsible for valuing investment contracts or insurance policies acquired by the Plan ("Contracts"), the value of which shall be provided by the Employer or the Investment Manager for such Contracts.

4.3 Trust Records. The Trustee shall keep accurate and detailed records of all receipts, investments, disbursements and other transactions required to be performed hereunder with respect to the Trust. The Trustee agrees to treat as confidential all records and other information relative to the Trust. The Trustee shall not disclose such records and other information to third parties except to the extent required by law or as requested in writing by the Employer or the Committee.

4.4 Accounting. Within 90 days after the close of the of the Plan's fiscal year or such other period as the Employer and the Trustee may agree, and within 90 days after the resignation or removal of the Trustee, as provided herein, the Trustee shall file with the Employer a written account setting forth all investments, receipts, disbursement and other transactions effected by it during such fiscal year or during


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the period from the close of the last fiscal year to the date of notice of such resignation or removal. Except as otherwise proscribed by ERISA and except for willful misconduct, negligence or lack of good faith on the part of the Trustee, upon expiration of 180 days from the date the Plan's independent auditor delivers its report for the Plan Year for which the Trustee's report relates, the Trustee shall be released and forever discharged from all liability or further accountability to the Employer for the accuracy of such accounting and for the propriety of all acts and the transactions of the Trustee reflected in said account to which the Employer has not specified written objections with the Trustee within such 180 day period.

4.5 Distributions. At the direction of the Committee, the Trustee shall make distributions from the Trust to the Participants. The Trustee shall not be liable or responsible for any errors made by the Committee with respect to distributions. The Trustee shall be entitled to rely conclusively upon the Committee's directions. Notwithstanding any other provision of the Trust Agreement, the Trustee may condition its delivery, transfer or distribution of any Trust assets upon the Trustee's receiving satisfactory assurances that the approval of appropriate governmental agencies or other authorities have been secured and that all notice and other procedures required by applicable law have been satisfied.

The Committee hereby directs the Trustee to make distributions from Plan accounts upon telephone requests by Plan Participants in accordance with the Authorization Form attached as Exhibit 7 to the Recordkeeping Agreement between RPS and the Employer, and with written procedures established by RPS and the Committee. The Trustee makes no representations or warranties with respect to the legality of such distributions under any federal, state or local law or regulation or with respect to the sufficiency of the Authorization Form. The Trustee shall not have a responsibility to inform Participants as to any tax consequences of such distributions beyond issuance of the Form 1099-R (or such successor form), nor, unless specifically directed by the Committee and agreed to by the Trustee in writing, shall the Trustee be responsible for compliance with any notice requirements which may apply to such distributions, including without limitation any notice requirements concerning direct rollover rights other than the notice provided on Participant quarterly statements, right to defer distributions until normal retirement age, and rights to receive distributions in any particular form or forms.

4.6 Duties Not Assigned. The duties of the Trustee with respect to the Trust are limited to those assumed by the Trustee under the terms of this Trust Agreement. The Trustee shall not be responsible for filing reports, returns or disclosures with any government agency except as may otherwise be required by its duties as Trustee under applicable law.

4.7 Standards for the Trustee's Powers. Notwithstanding any other provision of this Trust Agreement, the Trustee shall discharge its duties hereunder solely in the interest of the Participants and for the exclusive purpose of providing benefits to the Participants and defraying reasonable expenses of administering the Trust, with the skill, care, prudence and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims. The Trustee shall perform its duties in accordance with this Trust Agreement insofar as this Trust Agreement is consistent with the provisions of ERISA. To the extent not prohibited by ERISA, the Trustee shall not be responsible in any way for any action or omission of the Employer or the Committee with respect to the performance of its duties and obligations set forth in this Trust Agreement and in the Plan. The Trustee may rely upon such information, direction, action or inaction of the Employer or the Committee as being proper under the Plan or the Trust Agreement and is not required to inquire into the propriety of any such information, direction, action or inaction. To the extent not prohibited by ERISA, the Trustee shall not be responsible for any action or omission of any of its


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agents, or with respect to reliance upon advice of its counsel (whether or not such counsel is also counsel to the Employer), provided that such agents or counsel were prudently chosen by the Trustee and that the Trustee relied in good faith upon the action of such agent or the advice of such counsel.

4.8 Limitation of Duties. Neither the Trustee nor any of its officers, directors, partners or agents shall have any duties or obligations with respect to this Trust Agreement, except those expressly set forth herein, in the Plan and in ERISA.

                       ARTICLE V - DUTIES OF THE EMPLOYER


5.1 Duties of the Employer. It is understood that the Employer shall be responsible for the performance of the following functions with respect to the
Trust:

      (a) Transmitting all Trust contributions made by or on behalf of each Participant in accordance with the instructions of each Participant to the Trustee at such times and in such manner as is mutually agreed between the Employer and the Trustee.

      (b) Providing to the Trustee, on a timely basis, a copy of the Plan document including all amendments and restatements.

      (c) Determining that the contributions made by or on the behalf of each Participant are in accordance with any applicable Federal and state law and regulations.

      (d) Assuring that the Plan maintains qualified status under applicable provisions of the Code.

      (e) Determining the suitability of any investment offered as an option in the Plan, including but not limited to Qualifying Employer Securities (defined hereafter).

      (f) Determining that loans to Participants are made in accordance with ERISA section 408(b)(1).

      (g) Meeting any U.S. securities laws that may apply with respect to offering Employer Stock as an investment option under the Plan. This includes, but is not limited to, registering such stock with the Securities and Exchange Commission ("SEC") and other government agencies, filing reports with the SEC and other government agencies, and preparing prospectuses, proxy solicitations and other similar materials.

5.2 Bonding. The Employer agrees to obtain and maintain a fiduciary bond and to include as those covered by such bond the employees of the Employer, the Plan Administrator and the Trustee, including any of the Trustee's employees, officers and agents required by law to be so covered. The cost of any such bond shall be paid by the Employer.

5.3 Information and Data to be Furnished to the Trustee. The Employer shall furnish the Trustee with such information and data relevant to the Plan as is necessary for the Trustee to properly perform its duties assumed hereunder, including, but not limited to a copy of the Plan's qualification letter from the Internal Revenue Service.


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
5.4 Qualified Domestic Relations Orders. It shall be the responsibility of the Employer to determine whether any domestic relations order is "qualified" in accordance with Code Section 414(p). The Trustee will act only as directed by the Employer with respect to the payment of benefits to an alternate payee under any qualified domestic relations order.

                   ARTICLE VI - TERMINATION OF TRUST AGREEMENT


6.1 Resignation or Removal of Trustee. The Trustee may resign at any time upon 180 days' prior written notice to the Employer and may be removed by the Employer at any time upon 30 days' prior written notice to the Trustee. If mutually agreed upon between the parties, the 30 days' notice may be waived or reduced. Upon resignation or removal of the Trustee, the Employer shall appoint a successor trustee. Upon receipt by the Trustee of written acceptance of such appointment by the successor trustee, the Trustee shall transfer and pay over to the successor the assets of the Trust and all records (or copies) pertaining thereto. The Trustee is authorized, however, to reserve such sum of money or property as it may deem advisable for payment of all fees, compensation, costs and expenses, or for payment of any liabilities constituting a charge on or against the assets of the Trust or on or against the Trustee, with any balance of such reserve remaining after payment of all such items to be paid over to the successor trustee. Upon the assignment, transfer and payment over of the assets of the Trustee, the Trustee shall be released and discharged from any and all claims, demands, duties and obligations arising out of the Trust and its management thereof, excepting claims based only upon the Trustee's willful misconduct or negligence. The successor trustee shall hold the assets paid over to it under the terms similar to those of this Trust Agreement under a trust that will qualify under Section 401(a) of the Code. If within 30 days after the Trustee's resignation or removal, the Employer has not appointed a successor trustee which has accepted such appointment, the Trustee shall have the right to apply to a court of competent jurisdiction for the appointment of such successor and for the determination of any question of construction or instruction. If the Trustee fails to receive a judgment or decree with respect to the appointment of a successor trustee within 60 days of its initial filing with the court, the Trustee may either terminate the Trust pursuant to Section 6.2 hereof or appoint such successor trustee itself.

6.2 Termination of the Trust. Subject to the right of the Trustee to terminate the Trust in accordance with this Section, this Trust shall continue as to the Employer so long as the Plan is in full force and effect. If the Plan ceases to be in full force and effect, this Trust shall thereupon terminate unless expressly extended by the Employer. Termination of the Trust shall be effected by distribution of all assets thereof to the Participants or other persons entitled thereto pursuant to the directions of the Employer (or, in the absence of such direction, as determined by the Trustee), subject to the Trustee's right to reserve funds as provided in Section 6.1 hereof. Upon the completion of such distribution, the Trustee shall be relieved from all further liability with respect to all amounts so paid, other than any liability arising out of the Trustee's willful misconduct or negligence.

                           ARTICLE VII - PROXY VOTING


7.1 General Provisions. Except to the extent provided in Section 7.3(a) and 7.3(c) of this Trust Agreement, the Committee shall direct the Trustee as to the manner in which it shall:

      (a) vote in person or by proxy, general or special, any securities held in the Trust;


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
      (b) exercise conversion privileges, subscription rights and other options; and

      (c) participate in or dissent from reorganizations, tender offers or other changes in property rights.

      Notwithstanding the foregoing and Section 7.3, the Trustee shall follow any directions of the Committee or Participants in the performance of these functions only to the extent that following such directions would not violate the provisions of ERISA.

7.2 Receipt of Notices. Upon receipt, the Trustee shall transmit to the Employer all notices of conversion, redemption, tender, exchange, subscription, class action, claim in insolvency proceedings or other rights or powers relating to any investment in the Trust, which notices are received by the Trustee from its agents or custodian, from issuers of securities in question and from the party (or its agents) extending such rights. The Trustee shall have no obligation to determine the existence of any conversion, redemption, tender, exchange, subscription, class action, claim in insolvency proceedings or other right or power relating to any investments in the Trust.

7.3   Qualifying Employer Securities.

      (a) General. The Trustee shall exercise all voting or tender offer rights with respect to any qualifying employer securities, as defined in Section 407(d)(5) of ERISA (individually, "QUALIFYING EMPLOYER SECURITY" and collectively, "QUALIFYING EMPLOYER SECURITIES") held by it in accordance with instructions from Participants. Each Participant shall be a named fiduciary within the meaning of Section 403(a)(1) of ERISA for the purpose of directing the voting and tendering of Qualifying Employer Securities allocated to his Plan account. Each Participant may direct the Trustee, confidentially, how to vote or whether or not to tender the Qualifying Employer Securities representing shares allocated to his Plan account. Upon timely receipt of direction, the Trustee shall vote or tender all such shares of Qualifying Employer Securities as directed by the Participants. The Employer shall use reasonable procedures to inform Participants as to what action will be taken in the absence of such affirmative instructions. In the case of a tender offer or other right or option with respect to Qualifying Employer Securities, a Participant who does not issue valid directions to the Trustee to sell, offer to sell, exchange or otherwise dispose of such Qualifying Employer Securities shall be deemed to have directed the Trustee that such shares allocated to his Plan account remain invested in Qualifying Employer Securities. The Employer shall provide the Trustee with all information and assistance that the Trustee may reasonably request in order for the Trustee to perform its duties hereunder.

      (b) Employers Opting to Comply with ERISA Section 404(c) Regulations. The Employer intends to comply with ERISA Section 404(c) and the regulations issued thereunder, and therefore, the Employer shall complete Exhibit B on an annual basis within a reasonable time prior to the date of each shareholder meeting relating to Qualifying Employer Securities. Upon receipt of a properly executed Exhibit B, the Trustee shall not vote those Participant's shares for which no instruction is received. If the Employer fails to file an Exhibit B certification with the Trustee, the Trustee shall vote the shares for which affirmative instructions were not given pro rata with the shares for which affirmative instructions were given by Participants.

                          ARTICLE VIII - MISCELLANEOUS


8.1 Purpose. This Trust has been established for the exclusive benefit of the Plan's Participants. Except as provided herein, it shall be impossible at any time prior to the satisfaction of all liabilities to the Participants for any part of the principal or income of the Trust, other than such part as is required to pay taxes, administrative expenses or refund contributions as provided herein, to be paid or diverted to the Employer or to be used for any purpose whatsoever other than for the exclusive benefit of the Participants.

8.2 Indemnification and Hold Harmless. The Employer shall indemnify and hold harmless the Trustee (including its affiliates, employees, representatives and agents) from and against any penalty, liability, reasonable cost or other expense, including, but not limited to, the payment of attorneys' fees which the Trustee may incur in connection with this Trust Agreement or the Plan, unless such liability, cost or expense arises out of the Trustee's own willful misconduct or negligence. The Trustee shall not be obligated or expected to commence or defend any legal action or proceeding in connection with this Trust Agreement unless agreed upon in writing by the Trustee and Employer and unless the Trustee is fully indemnified for doing so to its satisfaction.

8.3 Trustee's Fees. The Trustee's fees for performing its duties hereunder shall be $5,000 annually. The Trustee shall give 90 days advance written notice to the Employer whenever its fees are changed or revised. Such fees, any taxes of any kind whatsoever which may be levied or assessed upon the Trust, and any reasonable expenses incurred by the Trustee in the performance of its duties, including fees for legal services rendered to the Trustee, shall, unless paid by the Employer, be paid from the Trust.

8.4 Conflict with the Plan Document. In the event of any conflict between the provisions of the Plan document and this Trust Agreement, the provisions of this Trust Agreement shall prevail.

8.5 Construction. Whenever used in this Trust Agreement, unless the context indicates otherwise, the singular shall include the plural, the plural shall include the singular, and the male gender shall include the female gender.

8.6 Headings. Headings in this Trust Agreement are inserted solely for convenience of reference and shall neither constitute a part of this Trust Agreement, nor affect its meaning, construction or intent.

8.7 Severability. If any provision of this Trust Agreement is held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision, and this Trust Agreement shall be construed and enforced as if such provision had not been included.

8.8 Return of Contributions. The Trustee shall return amounts to the Employer upon the Employer's written direction due to a "mistake of fact" as described in
Section 403(c) of ERISA. Contributions made by the Employer by a "mistake of fact" shall revert and be paid to the Employer within one year after the payment of such mistaken contributions, if the Employer so directs the Trustee in writing. In making such a return of assets to the Employer, the Trustee shall accept the Employer's written direction as its warranty that such return is provided for in the Plan and complies with the Plan document and ERISA Section 403(c), and the Trustee need make no further investigation.

8.9 Nonalienation of Benefits. No rights or claims to any of the monies or other assets of the Trust shall be assignable, nor shall such rights or claims be subject to garnishment, attachment, execution or levy of any kind; and any attempt to transfer, assign or pledge the same, except as specifically permitted by law, shall not be recognized by the Trustee.

8.10 Amendments. The Employer and the Trustee may amend this Trust Agreement at any time by a written agreement between them; provided, however, that no such amendment shall make it possible for any part of the corpus or income of the Fund to be used or diverted to purposes other than the exclusive benefit of Participants and defraying reasonable expenses of administering the Plan and Trust.

8.11 Surviving Sections. Notwithstanding any Sections of this Trust Agreement to the contrary, Sections 4.7, 6.1, 6.2 and 8.2 shall survive the termination of this Trust Agreement.

8.12 Inspection of Plan Records by Employer. The Trustee agrees to permit the Employer to inspect the records of the Trust maintained by the Trustee during regular business hours and to permit the Employer to audit the same upon the giving of reasonable notice to the Trustee. The Trustee further agrees that it will provide the Employer with information and records that the Employer may reasonably require in order to perform audits of said records.

8.13 Law Governing. This Trust Agreement shall be administered, construed and enforced according to the laws of the State of Maryland and applicable Federal law.

8.14 Merger, Consolidation or Transfer. In the event of the merger, consolidation or transfer of any portion of the Trust to a trust fund held under any other plan, the Trustee shall dispose of all or part, as the case may be, of the Trust, in accordance with the written directions of the Employer, subject to the right of the Trustee to reserve funds as provided in Section 6.1 hereof.

8.15 Trustee as Successor Trustee. If the Trustee is acting as a successor trustee with respect to the Trust, the Employer shall indemnify and hold harmless the Trustee against all penalties, liabilities, taxes, claims, cost or expense with respect to the Trust arising prior to the appointment of the Trustee and its acceptance thereof.

8.16 Successors and Assigns. This Trust Agreement shall be binding upon the successor and assigns of the parties hereto.

8.17 Effective Date. This Trust Agreement shall be effective as of the date of September 1, 1998.

8.18 Signature Authority and Conformity with the Plan. The person executing this Trust Agreement on behalf of the Employer certifies that he or she is duly authorized by the Employer consistent with the terms of the Plan to do so. The Employer represents that copies of all Plan documents as in effect on the date of this Trust Agreement have been delivered to the Trustee.

      IN WITNESS WHEREOF, the Employer and the Trustee have caused their duly authorized officers to execute this Trust Agreement.

                                         BECKMAN COULTER, INC.
ATTEST:

/s/ Claudia Ferguson                     By: /s/ Fidencio M. Mares
---------------------------------            -----------------------------------

                                         Vice President, Human Resources
                                         ---------------------------------------
                                         Title

                                         August 26, 1998
                                         ---------------------------------------
                                         Date

                                         T. ROWE PRICE TRUST COMPANY
ATTEST:

/s/ P.A. McCauley                        By: /s/ Nancy Maitland
---------------------------------            -----------------------------------

                                         Vice President
                                         ---------------------------------------
                                         Title

                                         8/28/98
                                         ---------------------------------------
                                         Date

                                  EXHIBIT A TO
                           THE TRUST AGREEMENT BETWEEN
                       THE T. ROWE PRICE TRUST COMPANY AND
                              BECKMAN COULTER, INC.

                   Payment of Plan Expenses by the Plan Trust


      Excluding Plan recordkeeping and Trustee fees, the Employer shall submit to the Trustee all expenses to be charged to the Trust. Each submission also shall include the following certification executed by the appropriate Plan fiduciary:


            I hereby certify that these expenditures reflect administrative expenses solely for the BECKMAN COULTER, INC. SAVINGS PLAN for the time period of ____________________ and that such expenses are proper and reasonable.


      Each submission shall also include an explanation of the purpose of the expenditure (e.g. copying costs for the Summary Plan Description) and an invoice, if possible.

                                  EXHIBIT B TO
                           THE TRUST AGREEMENT BETWEEN
                       THE T. ROWE PRICE TRUST COMPANY AND
                              BECKMAN COULTER, INC.

              Certification of Compliance with ERISA Section 404(c)
                           and Applicable Regulations

      The Employer shall certify the following in writing within a reasonable time prior to each shareholder meeting for Qualified Employer Securities:

            I represent that I am a Plan fiduciary of the BECKMAN COULTER, INC. SAVINGS PLAN ("Plan"). In such capacity, I hereby certify that the Plan is in compliance with ERISA Section 404(c) and the Regulations issued thereunder and that unvoted shares should not be voted as described in Section ____ of the Plan.